EXHIBIT 10-2

The Procter & Gamble Performance Stock Program
- Related Correspondence and Terms and Conditions

AWARD AGREEMENT
[GLOBAL ID]
[NAME]
Subject: PERFORMANCE STOCK UNIT SERIES XX-XX-PSP
In recognition of your contributions to the future success of the business, The Procter & Gamble Company ("Company") hereby grants to you Performance Stock Units ("PSUs") of Procter & Gamble Common Stock as follows:

Target Number of Units:
Maximum Number of Units:
Conversion Ratio:	1 PSU = 1 Common Share
Grant Date:	[GRANT DATE]
Vest Date:	[30 June 20XX]
Performance Period:	[1 July 20XX - 30 June 20XX]
Original Settlement Date (Shares Delivered on):	[ORIGINAL SETTLEMENT DATE]
Acceptance Deadline:	[ACCEPTANCE DATE]
This Award is granted in accordance with and subject to the terms of The Procter & Gamble 2014 Stock and Incentive Compensation Plan (including any applicable sub-plan) (the "Plan"), the Regulations of the Compensation and Leadership Development Committee of the Board of Directors ("Committee"), and this Award Agreement, including Attachments A and B. Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan. You may access the Plan by activating this hyperlink: The Procter & Gamble 2014 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to [ ] for assistance.
Voting Rights and Dividend Equivalents
As a holder of PSUs, during the period from the Grant Date until the date the PSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional PSUs (“Dividend Equivalent PSUs”). The number of Dividend Equivalent PSUs will be determined as follows: multiply the number of PSUs and Dividend Equivalent PSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent PSUs will be subject to the same terms and conditions as the original PSUs that gave rise to them, including performance vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent PSUs on the date the PSUs are paid, the Dividend Equivalent PSUs will be rounded up to the nearest whole number of PSUs. This Award represents an unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.
Performance Vesting
1. Your Target Number of Units indicated in this Award Agreement (the "Target Units") will vest depending upon performance during the Performance Period, as specified below. This Award Agreement also sets forth the Maximum Number of Units (the "Maximum Units") that you may receive pursuant to this Award. Your right to receive all, any portion of, or more than the Target Units (but in no event more than the Maximum Units) will be contingent upon the achievement of specified levels of certain performance goals measured over the Performance Period. The applicable performance goals and the payout factors for each performance goal applicable to your Award for the Performance Period are set forth in Attachment B.
2. Within 60 days following the end of the Performance Period, the Committee will determine (i) whether and to what extent the performance goals have been satisfied for the Performance Period, (ii) the number of PSUs that shall become deliverable under this Award, and (iii) whether the other applicable conditions for receipt of shares of Common Stock in respect of the PSUs have been met. Any PSUs not approved by the Committee in accordance with this paragraph will be forfeited and cancelled.
Vesting and Payment
If you remain employed through the Vest Date, the Award will be paid on the Original Settlement Date or Agreed Settlement Date (as defined below), whichever is applicable. If your Termination of Employment occurs for any reason before the Vest Date except for the reasons listed below, the Award will be forfeited. For the purposes of this Award, Termination of Employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.
1. Termination on Account of Death. In the case of death, the Award is not forfeited and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable.

2. Termination on Account of Retirement or Disability after June 30th of the fiscal year in which this Award was granted. In the case of Retirement or Disability, respectively, that occurs after June 30th of the fiscal year in which this award was granted, the Award is not forfeited and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable, as long as you remain in compliance with the terms of the Plan and the Regulations.
3. Termination after June 30th of the fiscal year in which this Award was granted pursuant to a Written Separation Agreement. In the event of your Termination of Employment from the Company or a Subsidiary that occurs after June 30th of the fiscal year in which this award was granted, this Award is forfeited unless you have executed a written separation agreement with the Company that provides for retention of the Award. If the Award is retained pursuant to a separation agreement, the Award will be delivered on the Settlement Date or Agreed Settlement Date, whichever is applicable, as long as you remain in compliance with the terms of the Plan, the Regulations, and the separation agreement.
4. Termination in connection with a divestiture or separation of any of the Company’s businesses. In the event of Termination of Employment from the Company in connection with a divestiture or separation of any of the Company’s businesses, as determined by the Company’s Chief Human Resources Officer, the Award is retained and will become deliverable on the Settlement Date or Agreed Settlement Date, whichever is applicable, as long as you remain in compliance with the terms of the Plan and the Regulations.
Notwithstanding the foregoing, in the event of a Change in Control, the Target Number of Units shall be paid pursuant to the terms provided in the Plan.
Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.
Deferral Election
At any time at least six months prior of the end of the Performance Period and so long as the achievement of the applicable performance goals are not yet readily ascertainable (but in no event later than your Termination of Employment from the Company), you and the Company may agree to postpone the Original Settlement Date to such later date ("Agreed Settlement Date") as may be elected by you, which date shall be at least five years later than the Original Settlement Date and in accordance with Internal Revenue Code Section 409A.
This Award Agreement including Attachments A and B, the Plan and Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements that have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan, may be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

THE PROCTER & GAMBLE COMPANY
Mark Biegger
Chief Human Resources Officer

Attachment(s):
Attachment A

To Accept Your Award		To Reject Your Award
Read and check the boxes below:		Read and check the box(es) below:
☐	I have read, understand and agree to be bound by each of:	☐	I have read and understand the terms noted above and do not agree to be bound by these terms. I hereby reject the stock option award detailed above.
● The Procter & Gamble 2014 Stock and Incentive Compensation Plan ● Regulations of the Committee ● This Award Agreement, including Attachments A and B
☐	I accept the stock option award detailed above (including attachments)	☐	I have read and understand the terms noted above and do not agree to be bound by these terms. I hereby reject the performance share award detailed above.
☐	I accept the performance share award detailed above (including attachments)